Amendment no. 1 to market-making supplement no. 1 To product supplement no. 6a-I dated November 18, 2014 and the prospectus supplement and prospectus, each dated November 7, 2014	Registration Statement No. 333-199966 Dated December 16, 2015 Rule 424(b)(3)

Structured Investments

Principal Amount Issued: $2,265,356,590†
Maximum Authorized for Issuance: $2,265,356,590†

Alerian MLP Index* ETN due May 24, 2024

*with payment at maturity or upon early repurchase based on the VWAP Level of the Index

Investment Considerations

•	The notes are linked to the performance of the Alerian MLP Index.

•	MLPs are limited partnerships primarily engaged in the exploration, marketing, mining, processing, production, refining, storage or transportation of any mineral or natural resource.

•	The notes may pay a variable quarterly coupon linked to cash distributions on the MLPs tracked by the Alerian MLP Index.

•	The payment at maturity on the notes is based on the VWAP Level of the Index. The VWAP Level reflects the volume-weighted average price of each component in the Alerian MLP Index.

•	A tracking fee of 0.85% per annum is deducted from each quarterly coupon payment and any payment at maturity.

•	On a weekly basis, you may request that we repurchase a minimum of 50,000 notes if you comply with the required procedures. These repurchases will be subject to the tracking fee of 0.85% per annum and an additional repurchase fee of 0.125% as detailed in this amendment to the market-making supplement.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	All notes that have been authorized for issuance have already been issued. See “What Is the Maximum Amount of Notes Authorized for Issuance?” on MMS-4 of this amendment to the market-making supplement for additional information.

•	The notes are listed on the NYSE Arca, Inc. (the “NYSE Arca”), under the ticker symbol “AMJ.” No assurance can be given as to the continued listing for the term of the notes or of the liquidity or trading market for the notes.

•	The Intraday Intrinsic Note Value is published every 15 seconds on the Bloomberg Professional® service (“Bloomberg”) under the ticker symbol “AMJIV” and on Bloomberg.com under the ticker symbol “AMJIV:IND.” See “Understanding the Value of Notes” and “Bloomberg Ticker Symbols” in this amendment to the market-making supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-17 of the accompanying product supplement no. 6a-I and “Selected Risk Considerations” beginning on page MMS-8 of this amendment to the market-making supplement.

†The purpose of this amendment to the market making supplement is to reflect the retirement of 10,000,000 notes, with an aggregate principal amount of $190,366,100, as of December 16, 2015. The maximum principal amount of notes authorized for issuance has also been reduced to reflect this retirement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment to the market-making supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

J.P. Morgan Securities LLC, which we refer to as JPMS, acting as our agent, did not receive an agent’s commission. JPMS will be entitled to receive the Accrued Tracking Fee and any Adjusted Tracking Fee to cover payments related to the distribution of notes, projected profits for managing our hedge and a structuring fee for developing the economic terms of the notes. A portion of these fees will be used to pay GKD Index Partners, LLC (the “Index Sponsor”), an affiliate of Alerian, a license fee in connection with our use of the Index. See “Supplemental Plan of Distribution” in this amendment to the market-making supplement and “Plan of Distribution (Conflicts of Interest)” beginning on page PS-46 of the accompanying product supplement no. 6a-I for more information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.

December 16, 2015

Additional Terms Specific to the Notes

You should read this amendment to the market-making supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 6a-I dated November 18, 2014. This amendment to the market-making supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 6a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 6a-I dated November 18, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008651/e61455_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this amendment to the market-making supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

What Is the Alerian MLP Index?

The Alerian MLP Index (the “Index”) measures the composite performance of energy-oriented Master Limited Partnerships, or MLPs, and is calculated and maintained by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), in consultation with the Index Sponsor, using a float-adjusted, market capitalization methodology. MLPs are limited partnerships primarily engaged in the exploration, marketing, mining, processing, production, refining, storage, or transportation of any mineral or natural resource.

Although S&P, as calculation agent for the Index, will calculate and disseminate the intraday level of the Index to data vendors under the ticker symbol “AMZ” on each Business Day, your payment on the notes will be determined by reference to the VWAP Levels, which will be calculated by the VWAP Calculation Agent. See “Selected Risk Considerations — The Payment on the Notes Is Linked to the VWAP Levels, Not to the Closing Levels of the Index and Not to the Published Intraday Intrinsic Note Value” in this amendment to the market-making supplement for more information.

How Are Payments on the Notes Determined, and What Fees Are Incurred by Investors in the Notes?

The notes may pay a variable quarterly coupon linked to certain cash distributions on the Index Components (i.e., the energy-oriented Master Limited Partnerships, or MLPs, tracked by the Index) over a relevant quarterly period, which we refer to as the Reference Distribution Amount, less the Accrued Tracking Fee. In addition, at maturity or upon early repurchase, the notes provide for a cash payment that is linked to the VWAP Level of the Index, which reflects the volume-weighted average price of one share of each Index Component, minus the Accrued Tracking Fee (and, in the case of an early repurchase, the Repurchase Fee Amount).

The Accrued Tracking Fee is incurred by all investors in the notes and is deducted in connection with each Coupon Payment and any payment at maturity or upon early repurchase. The Repurchase Fee Amount is borne by investors in the notes who submit notes for repurchase prior to maturity.

Coupon Payments and the Accrued Tracking Fee

For each note you hold, you will receive on each Coupon Payment Date an amount in cash, which we refer to as the Coupon Amount, equal to the difference between:

•	the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date; and

•	the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date.

The Accrued Tracking Fee accrues on a daily basis at a rate of 0.85% per annum, applied to the Daily Note Value as of the Index Business Day immediately preceding the corresponding Coupon Valuation Date. The Daily Note Value reflects the cumulative performance of the VWAP Level of the Index since April 1, 2009, which we refer to as the Inception Date. If the Daily Note Value increases, the Accrued Tracking Fee will increase, and if the Daily Note Value decreases, the Accrued Tracking Fee will decrease. The Daily Note Value is published on Bloomberg under the ticker symbol “AMJIVWAP” and on Bloomberg.com under the ticker symbol “AMJIVWAP:IND.”

On any Index Business Day, the VWAP Level reflects the weighted VWAPs of the Index Components, and the VWAP of each Index Component is the volume-weighted average price of one share of that Index Component as determined by the VWAP Calculation Agent based on the Primary Exchange for that Index Component. For information about precise mechanics used to determine the Coupon Amount and Accrued Tracking Fee, see “Key Coupon Payment Terms” on page MMS-18.

To the extent the Reference Distribution Amount on any Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no coupon payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount, which we refer to as the Tracking Fee Shortfall, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. This will be in addition to the accrual at a rate of 0.85% per annum over the quarter

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that has elapsed since the previous date of determination. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date (which includes the accumulated Tracking Fee Shortfall from all prior quarters). This process may also restart as necessary on a subsequent Coupon Valuation Date. Coupon payments on the notes will be payable quarterly in arrears on the fifteenth Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date.

You will receive no coupon payment on a Coupon Payment Date if the Reference Distribution Amount on the relevant Coupon Valuation Date is less than the Accrued Tracking Fee on the relevant Coupon Valuation Date.

On each Index Business Day, the Calculation Agent will calculate the value of the Coupon Amount as of the immediately preceding Index Business Day (treating that immediately preceding Index Business Day as if it were a Coupon Valuation Date), which we refer to as the interim accrued Coupon Amount, and will publish the interim accrued Coupon Amount on Bloomberg under the ticker symbol “AMJEU” and on Bloomberg.com under the ticker symbol “AMJEU:IND.” While the interim accrued Coupon Amount is calculated and published in connection with each such Index Business Day, the actual Coupon Amount will be calculated and paid only once each quarter.

Payment at Maturity

For each note, unless earlier repurchased, you will receive at maturity a cash payment equal to the Cash Settlement Amount. If the Cash Settlement Amount is $0 or less, the payment at maturity will be $0.

The Cash Settlement Amount is calculated by adjusting the Principal Amount to reflect:

•	the return of the Index from the Initial VWAP Level to the Final VWAP Level;

•	the addition of the final Coupon Amount, if any,

•	the deduction of the Accrued Tracking Fee; and

•	the addition of certain cash distributions on the Index Components with ex-dividend dates during the Final Measurement Period.

The Final Measurement Period is a five-Index Business Day period near the Maturity Date of the notes during which the Final VWAP Level will be determined. For information about precise mechanics used to determine the Cash Settlement Amount, see “Key Terms” on page MMS-4 below.

For purposes of determining the Cash Settlement Amount, the Final VWAP Level will be the arithmetic mean of the VWAP Levels measured on each Index Business Day in the Final Measurement Period, as calculated by the VWAP Calculation Agent. The Initial VWAP Level is the arithmetic mean of the VWAP Levels measured on each Index Business Day over a three-Index Business Day period ending on the Inception Date, as calculated by the VWAP Calculation Agent.

You may lose some or all of your investment at maturity. Because the Accrued Tracking Fee reduces your final payment, you will likely lose some or all of your principal amount at maturity if the Final VWAP Level is less than the Initial VWAP Level or if the Final VWAP Level is not greater than the Initial VWAP Level by an amount that is sufficient to offset the negative effect of the Accrued Tracking Fee.

Payment upon Early Repurchase and the Repurchase Fee

Subject to your compliance with the procedures and the potential postponements and adjustments as described in the accompanying product supplement no. 6a-I, you may submit a request once a week (generally on or before 11:00 a.m., New York City time, on Thursday), during the term of the notes to have us repurchase your notes, provided that you request that we repurchase a minimum of 50,000 notes. If you request that we repurchase your notes, subject to the notification requirements and the other terms and conditions set forth in the accompanying product supplement no. 6a-I and this amendment to the market-making supplement, for each note you will receive a cash payment on the relevant Repurchase Date equal to the Repurchase Amount. If the Repurchase Amount is $0 or less, the payment upon early repurchase will be $0. Because the Repurchase Amount is based on the value of the Index at the end of a five-day measurement period that begins after a repurchase request is received, you will not know the Repurchase Amount you will receive at the time you elect to request that we repurchase your notes.

The Repurchase Amount is calculated by adjusting the Principal Amount to reflect:

•	the return of the Index from the Initial VWAP Level to the Final VWAP Level;

•	the deduction of the Accrued Tracking Fee;

•	the deduction of the Repurchase Fee; and

•	the addition of other adjustments representing accrued but unpaid coupons, which include the following:

o	the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the applicable Repurchase Valuation Date (generally the last Index Business Day of the week in which a repurchase is requested) if, on the last Index Business Day in the Repurchase Measurement Period the Coupon Ex-Date with respect to that Coupon Amount has not yet occurred. The Repurchase Measurement Period is a five-Index Business Day period commencing on the Repurchase Valuation Date during which the Final VWAP Level will be determined;

o	an Adjusted Coupon Amount, if any, that reflects certain cash distributions on the Index Components with ex-dividend dates from and excluding the immediately preceding Coupon Valuation Date to and including the applicable Repurchase Valuation Date, less the Accrued Tracking Fee; and

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o	certain cash distributions on the Index Components with ex-dividend dates during the Repurchase Measurement Period.

For purposes of determining the Cash Settlement Amount, the Final VWAP Level will be the arithmetic mean of the VWAP Levels measured on each Index Business Day in the Repurchase Measurement Period, as calculated by the VWAP Calculation Agent.

The Repurchase Fee Amount is equal to 0.125% of the Principal Amount, adjusted to reflect:

•	the return of the Index from the Initial VWAP Level to the Final VWAP Level;

•	the deduction of the Accrued Tracking Fee; and

•	the addition of certain cash distributions on the Index Components with ex-dividend dates during the Repurchase Measurement Period.

Accordingly, the Repurchase Fee Amount will vary based on the performance of the Index, the Accrued Tracking Fee and certain cash distributions on the Index Components with ex-dividend dates during the Repurchase Measurement Period.

For additional information about how much you will receive if you exercise your right to have us repurchase your notes and for a description of the early repurchase mechanics, please see “Key Weekly Repurchase Terms” on page MMS-19 of this amendment to the market-making supplement.

You may lose some or all of your investment upon early repurchase. Because the Accrued Tracking Fee reduces your final payment, you will likely lose some or all of your principal amount upon early repurchase if the Final VWAP Level is less than the Initial VWAP Level or if the Final VWAP Level is not greater than the Initial VWAP Level by an amount that is sufficient to offset the negative effect of the Accrued Tracking Fee and the Repurchase Fee.

Understanding the Value of Notes

The initial offering price was determined on the Inception Date. The initial offering price, Intraday Intrinsic Note Value and Daily Note Value are not the same as the trading price, which is the price at which you may be able to sell your notes in the secondary market, or the Repurchase Amount, which is the amount that you will receive from us in the event that you choose to have your notes repurchased by us. An explanation of each valuation is set forth below:

•	Initial Offering Price to the Public. The initial offering price to the public was equal to the Principal Amount of the notes. The Principal Amount reflects the arithmetic mean of the VWAP Levels over three business days prior to the issuance of the notes, divided by ten. The VWAP reflects the volume-weighted average price of one share of each Index Component. The initial offering price reflected the value of the notes only on the Inception Date.

•	Daily Note Value. The Daily Note Value reflects the cumulative performance of the VWAP Level of the Index since the Inception Date. The Daily Note Value is calculated on a daily basis by determining the ratio of the current VWAP Level compared with Initial VWAP Level, applied to the Principal Amount. The Daily Note Value is tied only to the underlying VWAP level, and does not reflect the adjustments for any Accrued Tracking Fee or Adjusted Coupon Amount that are taken into account in the calculation of the Intraday Intrinsic Note Value and in the determination of any payments on the notes. Accordingly, the Daily Note Value is not meant to represent the intrinsic economic value of the notes. The purpose of calculating the Daily Note Value is solely to determine the Quarterly Tracking Fee, which is set at a fixed percentage of the Daily Note Value. This enables the Quarterly Tracking Fee to be adjusted proportionally to the VWAP Level. The Daily Note Value is not the same as, and may differ from, the amount payable upon an early repurchase or at maturity and the trading price of the notes in the secondary market. The Daily Note Value is published on Bloomberg under the ticker symbol “AMJIVWAP” and on Bloomberg.com under the ticker symbol “AMJIVWAP:IND” in connection with each Index Business Day.

•	Intraday Intrinsic Note Value. The Intraday Intrinsic Note Value is meant to approximate the intrinsic economic value of the notes at any given time. The Intraday Intrinsic Note Value reflects the performance of the Index (using the level of the Index at that time rather than the VWAP level) with adjustments to reflect any Accrued Tracking Fee and/or Adjusted Coupon Amount as of that time. Because the calculation of the Intraday Intrinsic Note Value is updated every 15 seconds on Bloomberg, the level of the Index is used instead of the VWAP level, which is only calculated on a daily basis. The Intraday Intrinsic Note Value is not the same as, and may differ from, the amount payable upon an early repurchase or at maturity and the trading price of the notes in the secondary market. The Intraday Intrinsic Note Value is published every 15 seconds on Bloomberg under the ticker symbol “AMJIV” and on Bloomberg.com under the ticker symbol “AMJIV:IND” on each Index Business Day.

•	Trading Price. The market value of the notes at any given time, which we refer to as the Trading Price, is the price at which you may be able to sell your notes in the secondary market, if one exists. The Trading Price of the notes may vary significantly from the Daily Note Value and the Intraday Intrinsic Note Value because the market value reflects investor supply and demand for the notes. Because the notes are subject to a maximum issuance authorization, imbalances between investor supply and demand may cause the notes to trade at a premium, which may be significant, in relation to the Daily Note Value or Intraday Intrinsic Note Value.

•	Repurchase Amount. The Repurchase Amount is the price per note that we will pay you to repurchase the notes upon your request. The Repurchase Amount reflects the performance of the Index over the term of the notes, and is calculated by adjusting the Principal Amount to reflect the return of the Index from the Initial

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VWAP Level to the Final VWAP Level and the deduction of the Accrued Tracking Fee and the Repurchase Fee Amount, as well as other adjustments representing accrued but unpaid coupons. Because of these adjustments, the Repurchase Amount may vary significantly from the Daily Note Value, Intraday Intrinsic Note Value or trading price of the notes. Because the Repurchase Amount is based on the value of the Index at the end of a five-day measurement period that begins after a repurchase request is received, you will not know the Repurchase Amount you will receive at the time you elect to request that we repurchase your notes.

Bloomberg Ticker Symbols

The table below includes the Bloomberg ticker symbols and Bloomberg websites under which information relating to the notes can be located. The information on the Bloomberg websites listed below is not incorporated by reference into this amendment to the market-making supplement and should not be considered part of this amendment to the market-making supplement.

Trading Value of the Notes:	AMJ	www.bloomberg.com/quote/AMJ:US
Intraday Intrinsic Note Value:	AMJIV	www.bloomberg.com/quote/AMJIV:IND
Daily Note Value:	AMJIVWAP	www.bloomberg.com/quote/AMJIVWAP:IND
Interim Accrued Coupon Amount:	AMJEU	www.bloomberg.com/quote/AMJEU:IND

What Is the Maximum Amount of Notes Authorized for Issuance?

On June 14, 2012, we announced that the maximum number of notes authorized for issuance is 129,000,000 notes, resulting in a maximum aggregate principal amount of $2,455,722,690. As of June 19, 2012, all of the notes authorized for issuance had been issued. This size limitation does not affect the weekly repurchase rights at the option of noteholders described in this amendment to the market-making supplement and the accompanying product supplement. Other exchange-traded notes, structured notes and debt securities issued by JPMorgan Chase & Co. are not affected by this maximum issuance authorization.

As of December 16, 2015, 10,000,000 notes, with an aggregate principal amount of $190,366,100, have been retired. Accordingly, since the retirement of these notes, the maximum number of notes authorized for issuance is 119,000,000 notes, with an aggregate principal amount of $2,265,356,590, all of which have been issued.

As disclosed under the heading “Selected Risk Considerations — Many Economic and Market Factors Will Impact the Value of the Notes” in this amendment to the market-making supplement, the market value of the notes may be influenced by, among other things, supply and demand for the notes, including inventory positions with any market maker.

It is possible that the maximum issuance authorization, as described above, may influence the market value of the notes. Due to market supply and demand, the notes may trade at a premium above the Daily Note Value or any Intraday Intrinsic Note Value. Any premium may be reduced or eliminated at any time, resulting in a financial loss, which may be significant, to sellers who paid this premium. Investors in the notes should consult their financial advisors before purchasing or selling the notes, especially notes trading at a premium to the Daily Note Value or any Intraday Intrinsic Note Value.

Key Terms

Issuer:	JPMorgan Chase & Co.
Index:

The Alerian MLP Index (the “Index”).

The Index measures the composite performance of energy-oriented Master Limited Partnerships, or MLPs, and is calculated and maintained by Standard & Poor’s (“S&P”), using a float-adjusted, market capitalization-weighted methodology in consultation with an affiliate of Alerian Capital Management LLC (“Alerian”) for application to the MLP asset class. MLPs are limited partnerships primarily engaged in the exploration, marketing, mining, processing, production, refining, storage, or transportation of any mineral or natural resource. We refer to each MLP included in the Index as an “Index Component” and all such MLPs as “Index Components.”

Principal Amount:	$19.03661 per note, which is equal to the Initial VWAP Level divided by ten
Coupon Amount:

For each note you hold on the applicable Coupon Record Date, you will receive on each Coupon Payment Date an amount in cash equal to the difference between:

•   the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and

•   the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

To the extent the Reference Distribution Amount on a Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no coupon payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the

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Accrued Tracking Fee for the corresponding Coupon Valuation Date. The final Coupon Amount will be included in the Cash Settlement Amount.

On each Index Business Day, the Calculation Agent will calculate the value of the Coupon Amount as of the immediately preceding Index Business Day (treating that immediately preceding Index Business Day as if it were a Coupon Valuation Date), which we refer to as the interim accrued Coupon Amount, and will publish the interim accrued Coupon Amount on Bloomberg under the ticker symbol “AMJEU” and on Bloomberg.com under the ticker symbol “AMJEU:IND.” While the interim accrued Coupon Amount is calculated and published in connection with each such Index Business Day, the actual Coupon Amount will be calculated and paid only once each quarter.

For additional information and key terms related to the Coupon Amount, please see “Key Coupon Payment Terms” on page MMS-18 of this amendment to the market-making supplement.

VWAP:	With respect to each Index Component, as of any date of determination, the volume-weighted average price of one share of such Index Component as determined by the VWAP Calculation Agent based on the Primary Exchange for each Index Component. For additional information please see “General Terms of Notes — Market Disruption Events” in the accompanying product supplement no 6a-I.
Quarterly Tracking Fee:	As of any date of determination, an amount per note equal to the product of: • 0.2125% (equivalent to 0.85% per annum) and • the Daily Note Value as of the immediately preceding Index Business Day.
Daily Note Value:

As of any date of determination, an amount per note equal to the product of:

•   the Principal Amount; and

•   a fraction, the numerator of which is equal to the VWAP Level as of such date and the denominator of which is equal to the Initial VWAP Level.

The Daily Note Value is not meant to represent the intrinsic economic value of the notes and is not the closing price or any other trading price of the notes in the secondary market. The trading price of the notes at any time may vary significantly from the Daily Note Value or any Intraday Intrinsic Note Value at such time. The Daily Note Value is published on Bloomberg under the ticker symbol “AMJIVWAP” and on Bloomberg.com under the ticker symbol “AMJIVWAP:IND” in connection with each Index Business Day. See “Intraday Index Values and Intraday Intrinsic Note Values” in the accompanying product supplement no. 6a-I.

Cash Settlement Amount:

For each note, unless earlier repurchased, you will receive at maturity a cash payment equal to:

•   the product of:

o   the Principal Amount; and

o   the Index Ratio as of the last Index Business Day in the Final Measurement Period plus

•   the final Coupon Amount, minus

•   the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus

•   the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any.

We refer to this cash payment as the “Cash Settlement Amount.” If the amount calculated above is less than zero, the payment at maturity will be zero.

You may lose some or all of your investment at maturity. Because the Accrued Tracking Fee (including any Tracking Fee Shortfall) reduces your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee less any Coupon Amounts and any Stub Reference Distribution Amount, in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount of your notes. If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset the negative effect of the Accrued Tracking Fee or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment at maturity.

Index Ratio:	On any Index Business Day: Final VWAP Level Initial VWAP Level
Initial VWAP Level:	190.36605, which is the arithmetic mean of the VWAP Levels measured on each Index Business Day during the period from and including March 30, 2009 to and including April

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1, 2009, as calculated by the Note Calculation Agent.
Final VWAP Level:	The arithmetic mean of the VWAP Levels measured on each Index Business Day in the Final Measurement Period or during any applicable Repurchase Measurement Period, as applicable, as calculated by the VWAP Calculation Agent.
VWAP Level:

On any Index Business Day, as calculated by the VWAP Calculation Agent:

•   the sum of the products of:

o   the VWAP of each Index Component as of such date; and

o   the published share weighting of that Index Component as of such date, divided by

•   the Index Divisor as of such date.

Bloomberg customers can obtain the VWAP Level on each Index Business Day from Bloomberg page “BSRBVWAP <Index><go>”.

Index Divisor:	As of any date of determination, the divisor used by the Index Calculation Agent to calculate the level of the Index. For more information about the Index Divisor, see “The Alerian MLP Index — Calculation of the Index” in the accompanying product supplement no. 6a-I.
Final Measurement Period††:	The five Index Business Days from and including the Calculation Date, subject to adjustments.
Calculation Date††:	May 15, 2024, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.
Maturity Date††:	May 24, 2024
Index Calculation Agent:	Standard & Poor’s (“S&P”)
VWAP Calculation Agent:	The JPMorgan Global Index Research Group (“GIRG”), a separate division of J.P. Morgan Securities LLC
Note Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Initial Issue Date:	April 6, 2009
Weekly Repurchases:	For information about how much you will receive if you exercise your right to have us repurchase your notes and for a description of the early repurchase mechanics, please see “Key Weekly Repurchase Terms” on page MMS-19 of this amendment to the market-making supplement.
Exchange Listing:	The notes are listed on the NYSE Arca, under the ticker symbol “AMJ.”
Intraday Intrinsic Note Value:	The Intraday Intrinsic Note Value is published every 15 seconds on Bloomberg under the ticker symbol “AMJIV.” See “Understanding the Value of Notes” on MMS-3 of this amendment to the market-making supplement.
Business Day:	Any day other than a day on which the banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.
Index Business Day:	Any day on which each Primary Exchange and each Related Exchange are scheduled to be open for trading.
Exchange Business Day:	Any day on which the primary exchange or market for trading of the notes is scheduled to be open for trading.
Primary Exchange:	With respect to each Index Component, the primary exchange or market of trading of such Index Component.
Related Exchange:	With respect to each Index Component, each exchange or quotation system where trading has a material effect (as determined by the Note Calculation Agent) on the overall market for futures or options contracts relating to such Index Component.
CUSIP:	46625H365

††	Subject to postponement in the event of a Market Disruption Event as described under “General Terms of Notes — Market Disruption Events” in the accompanying product supplement no. 6a-I

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Selected Purchase Considerations

•	RETURN LINKED TO THE VWAP LEVEL OF THE INDEX — The return on the notes is linked to the VWAP Level of the Alerian MLP Index. For additional information about the Index, see information set forth under “Alerian MLP Index” above in this amendment to the market-making supplement and in the accompanying product supplement no. 6a-I. Information regarding the Index Components from time to time is available on Alerian’s website at www.alerian.com. The address of the website for Alerian is provided for convenience only. The information on the website is not incorporated by reference into this amendment to the market-making supplement and should not be considered part of this amendment to the market-making supplement.

•	WEEKLY REPURCHASES — Subject to your compliance with the procedures and the potential postponements and adjustments as described in the accompanying product supplement no. 6a-I, you may submit a request once a week (generally on or before 11:00 a.m., New York City time, on Thursday), during the term of the notes to have us repurchase your notes, provided that you request that we repurchase a minimum of 50,000 notes. If you request that we repurchase your notes, subject to the notification requirements and the other terms and conditions set forth in the accompanying product supplement no. 6a-I and this amendment to the market-making supplement, for each note you will receive a cash payment on the relevant Repurchase Date equal to:

•	the product of (a) the Principal Amount and (b) the Index Ratio as of the last Index Business Day in the Repurchase Measurement Period plus

•	the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Repurchase Valuation Date if on the last Index Business Day in the Repurchase Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

•	the Adjusted Coupon Amount, if any, minus

•	the Accrued Tracking Fee as of the last Index Business Day in the Repurchase Measurement Period, plus

•	the Stub Reference Distribution Amount as of the last Index Business Day in the Repurchase Measurement Period, if any, minus

•	the Repurchase Fee Amount.

The following chart illustrates the timeline of an early repurchase of the notes for a hypothetical repurchase request received by March 3, 2016, the last day for that week that an early repurchase request may be received.

Date	Description
Thursday, March 3, 2016	Repurchase Notice must be received by 11:00 a.m. New York City time
Friday, March 4, 2016	Repurchase Valuation Date – The Repurchase Valuation Date is the last Index Business Day of each week (generally Friday). The Repurchase Measurement Period also begins on this day.
Monday, March 7, 2016	Days 2-4 of Repurchase Measurement Period
Tuesday, March 8, 2016
Wednesday, March 9, 2016
Thursday, March 10, 2016	Repurchase Amount is calculated – The Repurchase Amount will be calculated on Day 5 of the Repurchase Measurement Period.
Friday, March 11, 2016
Monday, March 14, 2016
Tuesday, March 15, 2016	Repurchase Date – You will be paid the Repurchase Amount on the third Business Day following the last Index Business Day in the Repurchase Measurement Period.

For information about how much you will receive if you exercise your right to have us repurchase your notes and for a description of the early repurchase mechanics, please see “Key Weekly Repurchase Terms” on page MMS-19 of this amendment to the market-making supplement.

•	TAX TREATMENT — Restated below is the opinion of Davis Polk & Wardwell LLP, as our special tax counsel, delivered on June 14, 2012, relating to the notes that priced on that date:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 10-II dated June 14, 2012.  Based on current market conditions, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is more likely than not that the notes will be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, subject to the discussion of the “constructive ownership” rules below, our special tax counsel is of the opinion that gain or loss on your notes should be treated as long-term capital gain or loss if you have held your notes for more than one year.  However, as discussed in the accompanying product supplement,

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the Internal Revenue Service (the “IRS”) or a court may not respect the treatment described above, in which case the timing and character of income on your notes could be materially and adversely affected.  Even if the notes are treated as open transactions that are not debt instruments, the notes could be treated as “constructive ownership transactions” within the meaning of Code Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”).  Due to the lack of governing authority, our special tax counsel is unable to opine as to whether the constructive ownership rules apply to the notes.  If applicable, the constructive ownership rules could recharacterize any gain recognized in respect of the notes that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Code Section 1260) as ordinary income, and impose an interest charge as if that income had accrued for tax purposes at a constant yield over the notes’ term.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The United States federal income tax treatment of the Coupon Amounts is uncertain.  Insofar as we have reporting responsibilities, we will treat Coupon Amounts as ordinary income (in the absence of an administrative determination or judicial ruling to the contrary), and by purchasing the notes you will agree to do the same.  We expect that Coupon Amounts paid to Non-U.S. Holders will be withheld upon at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty, unless that income is effectively connected with the conduct of a trade or business in the United States.

In 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

The discussion in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 10-II dated June 14, 2012, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

See “Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — FATCA” in the accompanying product supplement no. 6a-I for information relating to the legislation commonly referred to as “FATCA,” and regulations promulgated thereunder.  Note, however, that under a recent IRS notice, potential FATCA withholding will not apply to payments of gross proceeds with respect to dispositions occurring before January 1, 2019.

Selected Risk Considerations

Your investment in the notes will involve significant risks. The notes do not guarantee any return of principal at, or prior to, the Maturity Date. Investing in the notes is not equivalent to investing directly in the Index or any of the Index Components. In addition to your investment in the notes entails other risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 6a-I dated November 18, 2014. You should carefully consider the following discussion of risks before you decide that an investment in the notes is suitable for you.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes may not return any of your investment. Because the Accrued Tracking Fee and the Repurchase Fee Amount, if applicable, reduce your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, and the Repurchase Fee Amount, if applicable, in order for you to receive an aggregate amount over the term of the notes equal to at least the Principal Amount of your notes. If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset the negative effect of the Accrued Tracking Fee, and the Repurchase Fee Amount, if applicable, or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment at maturity or upon early repurchase.

•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	THE PAYMENT ON THE NOTES IS LINKED TO THE VWAP LEVELS, NOT TO THE CLOSING LEVELS OF THE INDEX AND NOT TO THE PUBLISHED INTRADAY INTRINSIC NOTE VALUE — Your payment at maturity or upon early repurchase is linked to the performance of the Final VWAP Level, as compared to the Initial VWAP

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Level of the Index. Although the VWAP Level is intended to track the performance of the Index, the calculation of the VWAP Level is different from the calculation of the official closing level of the Index. Therefore, your payment at maturity or upon early repurchase of your notes, as applicable, may be different than the payment you would receive if such payment is determined by reference to the official closing level of the Index. Because the VWAP Level will not necessarily correlate with the performance of the Index, the payment at maturity or upon early repurchase, as applicable, will not be the same as investing in a debt security with a payment at maturity or upon early repurchase linked to the performance of the Index. In particular, the actual Index closing level may vary significantly, on a cumulative basis over the term of the notes, from the VWAP Level. For information that reflects the historical performance of the Index and the VWAP Level, please see “Historical Information” in this amendment to the market-making supplement.

In addition, the Intraday Intrinsic Note Value calculated and published by Bloomberg will be based on the intraday levels of the Index instead of the VWAP Levels of the Index. Because the Intraday Intrinsic Note Value may vary significantly from the VWAP Levels and the Final VWAP Level, the payment at maturity or upon early repurchase of your notes may be much different than the payment you would receive if such payment is determined by reference to the Intraday Intrinsic Note Value.

•	THE INTRADAY INTRINSIC VALUE AND DAILY NOTE VALUE ARE NOT THE SAME AS THE CLOSING PRICE OR ANY OTHER TRADING PRICE OF THE NOTES IN THE SECONDARY MARKET — The Intraday Intrinsic Note Value and Daily Note Value are not the same as the closing price or any other trading price of the notes in the secondary market. The Daily Note Value as of any date reflects the performance of the VWAP Level as of such date, as compared to the Initial VWAP Level of the Index, applied to the Principal Amount, and is not meant to represent the intrinsic economic value of the notes. The Intraday Intrinsic Note Value at a given time reflects the product of Principal Amount and the Index Ratio, calculated using the levels of the Index instead of VWAP Levels as of that time, with adjustments to reflect any Accrued Tracking Fee and/or Adjusted Coupon Amount as of that time.

The trading price of the notes at any time, on the other hand, is the price at which you may be able to sell your notes in the secondary market at that time, if one exists. The trading price of the notes at any time may vary significantly from the Intraday Intrinsic Note Value and the Daily Note Value at that time. For example, if you pay a premium for the notes above the Intraday Intrinsic Note Value or the Daily Note Value, you could incur significant losses if you sell your notes at a time when the premium is no longer present in the market.

•	THE MAXIMUM ISSUANCE AUTHORIZATION MAY CAUSE THE NOTES TO TRADE AT A PREMIUM, WHICH MAY BE REDUCED OR ELIMINATED AT ANY TIME — The maximum issuance authorization may cause an imbalance of supply and demand in the secondary market for the notes, which may cause the notes to trade at a premium, which may be significant, in relation to the Daily Note Value or any Intraday Intrinsic Note Value.

In addition, any decrease in the supply of the notes due to the maximum issuance authorization may cause the notes to appear on NYSE Arca’s “threshold securities list,” indicating repeated delivery failure (which may be a sign of supply shortage) and requiring an actual borrowing of or a bona fide arrangement to borrow the notes in connection with a short sale. If arbitrageurs are unable to locate notes to sell short, the notes may trade at a premium, which may be significant, in relation to the Daily Note Value or any Intraday Intrinsic Note Value. Therefore, any purchase of the notes in the secondary market may be at a purchase price significantly different from the Daily Note Value or any Intraday Intrinsic Note Value.

Any premium may be reduced or eliminated at any time, resulting in a financial loss, which may be significant, to sellers who paid this premium. Investors in the notes should consult their financial advisors before purchasing or selling the notes, especially notes trading at a premium to the Daily Note Value or any Intraday Intrinsic Note Value.

•	STANDARD & POOR’S MAY, IN ITS SOLE DISCRETION, DISCONTINUE THE PUBLIC DISCLOSURE OF THE INTRADAY LEVEL OF THE INDEX — S&P is not under any obligation to continue to calculate the intraday level of the Index or required to calculate similar levels for any successor index. If S&P discontinues such public disclosure, we may not be able to provide the intraday levels related to the Index required to maintain any listing of the notes on NYSE Arca. If the notes become delisted, the liquidity of the market for the notes may be materially and adversely affected and you may sustain significant losses if you sell your notes in the secondary market.

•	A TRADING MARKET MAY NOT DEVELOP — Although the notes are listed on the NYSE Arca, no assurance can be given as to the continued listing for the term of the notes, or the liquidity or trading market for the notes. In addition, there can be no assurance that a secondary market for the notes will develop. We are not required to maintain any listing of the notes on the NYSE Arca or any other exchange.

•	EVEN IF THE FINAL VWAP LEVEL IS GREATER THAN THE INITIAL VWAP LEVEL, YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT OF YOUR NOTES DUE TO THE ACCRUED TRACKING FEE AND THE REPURCHASE FEE AMOUNT — If any distributions that a Reference Holder would be entitled to receive from the Index Components are not sufficient to cover the Quarterly Tracking Fee (equivalent to 0.85% per annum times the applicable Daily Note Value), the amount of the Accrued Tracking Fee (including the Tracking Fee Shortfall or the Adjusted Tracking Fee Shortfall, as applicable) will reduce the payment, if any, you will receive at maturity or upon early repurchase. In addition, if you request that we repurchase your notes prior to maturity, you will be charged a Repurchase Fee Amount equal to 0.125% of the applicable Cash Settlement Amount. If the Final VWAP Level, as compared to the Initial VWAP Level, decreases or even if the Final VWAP Level, as compared to the Initial VWAP Level, increases, but does not increase sufficiently during the relevant period to offset the negative effect of any Accrued Tracking Fee and/or any applicable Repurchase Fee Amount, you will receive less than the principal amount of your investment at maturity or upon early repurchase of your notes.

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•	YOU ARE NOT GUARANTEED A COUPON PAYMENT — You will not receive a coupon payment on a Coupon Payment Date if the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, is less than the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date. The resulting Tracking Fee Shortfall, which is the difference between the Accrued Tracking Fee and the Reference Distribution Amount, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date. This process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date (which includes the accumulated Tracking Fee Shortfall for all prior quarters), and this process may restart as necessary on a subsequent Coupon Valuation Date. The Tracking Fee Shortfall as of the final Coupon Valuation Date, if any, will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period. Similarly, you will not receive a coupon payment on a Repurchase Date if the Adjusted Reference Distribution Amount, calculated as of the Repurchase Valuation Date, is less than the Adjusted Tracking Fee, calculated as of the Repurchase Valuation Date. The resulting Adjusted Tracking Fee Shortfall, which is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Repurchase Measurement Period.

•	ENERGY MLP MARKET RISKS MAY AFFECT THE TRADING VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY — We expect that the Index and the VWAP Level will fluctuate in accordance with changes in the financial condition of the Index Components and certain other factors. The financial condition of the Index Components may become impaired or the general condition of the energy MLP market may deteriorate, either of which may cause a decrease in the level of the Index or the VWAP Level and thus in the value of the notes. Securities are susceptible to general market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the Index Components change. Investor perceptions of the Index Components are based on various and unpredictable factors, including expectations regarding government, economic, monetary, tax and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The level of the Index and the VWAP Level are expected to fluctuate until the Maturity Date.

•	JPMS and its affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the notes. Any such research, opinions or recommendations could affect the market value of the notes — JPMS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, the Index and the Index Components to which the notes are linked.

•	THE INDEX COMPONENTS ARE CONCENTRATED IN THE ENERGY INDUSTRY — As of the date of this amendment to the market-making supplement, most of the Index Components represent MLPs that have been issued by companies whose primary lines of business are directly associated with the energy industry including the oil and gas sector. In addition, many of the MLPs included in the Index are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. In addition the MLPs in the energy industry are significantly affected by a number of factors including:

•	worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products;

•	changes in tax or other laws affecting master limited partnerships generally;

•	regulatory changes affecting pipeline fees and other regulatory fees in the energy sector;

•	changes in the relative prices of competing energy products;

•	the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products;

•	decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise;

•	risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products;

•	uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

•	general economic and geopolitical conditions in the United States and worldwide.

These or other factors or the absence of such factors could cause a downturn in the energy industry generally or regionally and could cause the value of some or all of the Index Components to decline during the term of the notes. For example, the Index Components suffered significant negative performance in 2014 and 2015 while the broader U.S. equities markets achieved positive returns for the same period.

•	THE FINAL VWAP LEVEL MAY BE LESS THAN THE VWAP LEVEL ON THE MATURITY DATE, ON A REPURCHASE DATE OR AT OTHER TIMES DURING THE TERM OF THE NOTES — The VWAP Level on the Maturity Date, a Repurchase Date or at other times during the term of the notes, including dates near the Final

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Measurement Period or the relevant Repurchase Measurement Period, as applicable, could be higher than the Final VWAP Level, because the Final VWAP Level is calculated based on the VWAP Levels measured on each Index Business Day in the Final Measurement Period or the relevant Repurchase Measurement Period, as applicable. This difference could be particularly large if there is a significant increase in the VWAP Level after the Final Measurement Period or the relevant Repurchase Measurement Period, as applicable, if there is a significant decrease in the VWAP Level around the Final Measurement Period or the relevant Repurchase Measurement Period, as applicable, or if there is significant volatility in the VWAP Levels during the term of the notes.

•	THERE ARE RESTRICTIONS ON THE MINIMUM NUMBER OF NOTES YOU MAY REQUEST THAT WE REPURCHASE AND THE DATES ON WHICH YOU MAY EXERCISE YOUR RIGHT TO HAVE US REPURCHASE YOUR NOTES — If you elect to exercise your right to have us repurchase your notes, you must request that we repurchase at least 50,000 notes on any Repurchase Date. If you own fewer than 50,000 notes, you will not be able to have us repurchase your notes. Your request that we repurchase your notes is only valid if we receive your Repurchase Notice by no later than 11:00 a.m., New York City time, on the Business Day immediately preceding the applicable Repurchase Valuation Date during the term of the notes and a completed and signed Repurchase Confirmation by 4:00 p.m., New York City time, that same day. If we do not receive such notice and confirmation, your repurchase request will not be effective and we will not repurchase your notes on the corresponding Repurchase Date.

The weekly repurchase feature is intended to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their intrinsic value. There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Because of the timing requirements of the Repurchase Notice and the Repurchase Confirmation, settlement of the repurchase will be prolonged when compared to a sale and settlement in the secondary market. As your request that we repurchase your notes is irrevocable, this will subject you to market risk in the event the market fluctuates after we receive your request. Furthermore, our obligation to repurchase the notes prior to maturity may be postponed upon the occurrence of a Market Disruption Event.

•	NO DISTRIBUTIONS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash distributions or other rights that holders of the MLP interests composing the Index would have.

•	YOU WILL NOT KNOW THE REPURCHASE AMOUNT AT THE TIME YOU ELECT TO REQUEST THAT WE REPURCHASE YOUR NOTES — You will not know the Repurchase Amount you will receive at the time you elect to request that we repurchase your notes. Your notice to us to repurchase your notes is irrevocable and must be received by us no later than 11:00 a.m., New York City time, on the Business Day immediately preceding the applicable Repurchase Valuation Date (generally Thursday) and a completed and signed confirmation of such repurchase must be received by us no later than 4:00 p.m., New York City time, on the same date. The Repurchase Valuation Date is the last Business Day of each week which is also the first Index Business Day following the date on which such notice and confirmation are received by us. You will not know the Repurchase Amount until after the expiration of the Repurchase Measurement Period, which is the five Index Business Days from and including the Repurchase Valuation Date, and we will pay you the Repurchase Amount, if any, on the Repurchase Date, which is the third Business Day following the last Index Business Day in the Repurchase Measurement Period. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us repurchase your notes, and prior to the relevant Repurchase Date.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Note Calculation Agent, VWAP Calculation Agent and hedging our obligations under the notes. In performing these duties, the economic interests of the Note Calculation Agent, the VWAP Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. It is possible that such hedging activities or other trading activities of ours could result in substantial returns for us or our affiliates while the value of the notes declines.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — The market value of your notes may fluctuate between the date you purchase them and the relevant Final Measurement Period. You may also sustain a significant loss if you sell your notes in the secondary market. Many factors, many of which are beyond our control, may impact the market value of the notes. In addition to the VWAP Level and the level of the Index on any day, the value of the notes may be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the Index and the prices of the Index Components;

•	the time to maturity of the notes;

•	the market price and expected distributions on the Index Components;

•	interest and yield rates in the market generally;

•	supply and demand for the notes, including inventory positions with any market maker (supply and demand for the notes will be affected by the total issuance of notes, and we do not intend to issue notes in excess of the maximum issuance authorized as described under “What Is the Maximum Amount of Notes Authorized for Issuance?” in this amendment to the market-making supplement to increase supply);

•	the amount of the Accrued Tracking Fee as of a particular determination date;

•	the Index Components and changes to those Index Components over time;

•	a variety of economic, financial, political, regulatory and judicial events; and

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•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	THE LIQUIDITY OF THE MARKET FOR THE NOTES MAY VARY MATERIALLY OVER TIME — As stated in the “Supplemental Plan of Distribution” in this amendment to the market-making supplement, we initially sold a portion of the notes on April 1, 2009, and additional notes were offered and sold from time to time through JPMS, acting as our agent. The maximum number of the notes authorized for issuance is 129,000,000 notes, resulting in a maximum aggregate principal amount of $2,455,722,690, and all of the notes authorized for issuance have been issued. Affiliates of JPMS may engage in limited purchase and resale transactions in the notes, although they are not required to do so. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchase of the notes or due to our or our affiliates’ purchases of notes in the secondary market.

As of December 16, 2015, 10,000,000 notes, with an aggregate principal amount of $190,366,100, have been retired. Accordingly, since the retirement of these notes, the maximum number of notes authorized for issuance is 119,000,000 notes, with an aggregate principal amount of $2,265,356,590, all of which have been issued. Accordingly, the liquidity of the market for the notes could vary materially over the term of the notes.

There may not be sufficient liquidity to enable you to sell your notes readily, and you may suffer substantial losses and/or sell your notes at prices substantially less than the Intraday Intrinsic Note Value or Daily Note Value, including being unable to sell them at all or only for a price of zero in the secondary market. In addition, any election by holders to request that we repurchase the notes will be subject to the restrictive conditions and procedures described in the accompanying product supplement no. 6a-I, including the condition that you may request repurchase of at least 50,000 notes at any one time and that you may only exercise your right to require us to repurchase the notes once per week.

Hypothetical Coupon Amount Calculation

The following table illustrates the hypothetical Coupon Amount payable on each quarterly Coupon Payment Date over a hypothetical period of five quarters. The hypothetical Coupon Amount set forth below are for illustrative purposes only and may not be the actual Coupon Amount payable to a purchaser of the notes on any Coupon Payment Date. The actual Coupon Amount payable on any Coupon Payment Date will be determined by reference to the Reference Distribution Amount calculated as of the corresponding Coupon Valuation Date and the Accrued Tracking Fee (including any Tracking Fee Shortfall) calculated as of the corresponding Coupon Valuation Date and may be substantially different from any amounts set forth below. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Quarter	Daily Note Value	Reference Distribution Amount as of the applicable Coupon Valuation Date	Accrued Tracking Fee (excluding Tracking Fee Shortfall accrued from Previous Quarter) as of the applicable Coupon Valuation Date*	Accrued Tracking Fee (including Tracking Fee Shortfall accrued from Previous Quarter) as of the applicable Coupon Valuation Date*	Coupon Amount	Tracking Fee Shortfall for the Following Quarter
Quarter 1	$50.00	$0.420	$0.1063	$0.1063	$0.3137	$0.0000
Quarter 2	$53.00	$0.012	$0.1126	$0.1126	$0.0000	$0.1006
Quarter 3	$56.50	$0.500	$0.1201	$0.2207	$0.2793	$0.0000
Quarter 4	$47.25	$0.285	$0.1004	$0.1004	$0.1846	$0.0000
Quarter 5	$45.45	$0.000	$0.0966	$0.0966	$0.0000	$0.0966

* Assuming that the total number of calendar days in each quarter is 90.

For additional information and key terms related to the Coupon Amount, please see “Key Coupon Payment Terms” on page MMS-18 of this amendment to the market-making supplement.

Hypothetical Payment at Maturity or upon Early Repurchase

The following examples illustrate how the notes would perform at maturity or upon early repurchase in hypothetical circumstances. We have included examples in which the VWAP Level increases at a constant rate of 1% per quarter through maturity (Example 1), as well as examples in which the VWAP Level decreases at a constant rate of 1% per quarter through maturity (Example 2). In addition, Example 3 shows the VWAP Level increasing by 1% per quarter for the first 8 quarters and then decreasing by 1% per quarter for the next 7 quarters, whereas Example 4 shows the reverse scenario of the VWAP Level decreasing by 1% per quarter for the first 8 quarters, and then increasing by 1% per quarter for the next 7 quarters. For ease of analysis and presentation, the following examples assume that the term of the notes is 15 quarters, no Coupon Amount was paid during the term of the notes, the Reference Distribution Amount for each applicable period is zero, no Stub Reference Distribution Amount will be paid at maturity or upon early repurchase and no Adjusted Coupon Amount will be paid upon early repurchase. These

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examples highlight the impact of the Accrued Tracking Fee on the payment at maturity or upon early repurchase under different circumstances. Because the Accrued Tracking Fee takes into account the VWAP Level performance, the absolute level of the Accrued Tracking Fee is dependent on the path taken by the VWAP Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for quarter 15 are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive payment at maturity or upon early repurchase in the indicated amount, according to the indicated formula.

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Example 1

Assumptions:

Tracking Fee Percentage	0.2125% per quarter (equivalent to 0.85% per annum)
Repurchase Fee	0.125%
Repurchase Fee Amount	0.125% × the applicable Cash Settlement Amount
Principal	$19
Initial VWAP Level:	190.00

Quarter End	VWAP Level	Daily Note Value	Quarterly Tracking Fee for the Applicable Quarter	Accrued Tracking Fee*	Cash Settlement Amount	Repurchase Amount
A	B	C	D	E	F	G
		Principal × (B/Initial VWAP Level)	C × Tracking Fee Percentage	Cumulative total of D**	C - E	F - Repurchase Fee Amount
1	191.90	$19.190	$0.0408	$0.041	$19.15	$19.13
2	193.82	$19.382	$0.0412	$0.082	$19.30	$19.28
3	195.76	$19.576	$0.0416	$0.124	$19.45	$19.43
4	197.71	$19.771	$0.0420	$0.166	$19.61	$19.58
5	199.69	$19.969	$0.0424	$0.208	$19.76	$19.74
6	201.69	$20.169	$0.0429	$0.251	$19.92	$19.89
7	203.71	$20.371	$0.0433	$0.294	$20.08	$20.05
8	205.74	$20.574	$0.0437	$0.338	$20.24	$20.21
9	207.80	$20.780	$0.0442	$0.382	$20.40	$20.37
10	209.88	$20.988	$0.0446	$0.427	$20.56	$20.54
11	211.98	$21.198	$0.0450	$0.472	$20.73	$20.70
12	214.10	$21.410	$0.0455	$0.517	$20.89	$20.87
13	216.24	$21.624	$0.0460	$0.563	$21.06	$21.03
14	218.40	$21.840	$0.0464	$0.610	$21.23	$21.20
15	220.58	$22.058	$0.0469	$0.656	$21.40	$21.38

* Assuming that the total number of calendar days in each quarter is 90.

** Because the Reference Distribution Amount for each quarter is zero, for each quarter the Tracking Fee Shortfall is increased by the Quarterly Tracking Fee for that quarter, and the Accrued Tracking Fee for each quarter is the sum of the Quarterly Tracking Fee for that quarter plus the Tracking Fee Shortfall as of the previous quarter (i.e., the sum of the Quarterly Tracking Fees for all previous quarters).

Cumulative VWAP Return	16.10%
Quarterly VWAP Return	1.00%
Quarterly Return on ETN	0.797%

You may receive Coupon Amounts during the term of the notes, a Stub Reference Distribution Amount at maturity or upon early repurchase, or an Adjusted Coupon Amount upon early repurchase. The hypothetical returns displayed above do not reflect any Coupon Amounts you may be entitled to receive during the term of the notes, any Stub Reference Distribution Amount you may be entitled to receive at maturity or upon early repurchase, or any Adjusted Coupon Amount you may be entitled to receive upon early repurchase. If any Coupon Amounts were paid during the term of the notes, any Stub Reference Distribution Amount was paid upon maturity or upon early repurchase, or any Adjusted Coupon Amount were payable upon early repurchase, the hypothetical Cash Settlement Amounts or Repurchase Amounts displayed above would have been higher (as a portion of the Accrued Tracking Fee would have been deducted in calculating the Coupon Amounts or Adjusted Coupon Amount and/or the Cash Settlement Amounts or Repurchase Amounts would have been increased by the Stub Reference Distribution Amount).

We cannot predict the actual VWAP Level on any Index Business Day or the market value of your notes, nor can we predict the relationship between the VWAP Level and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase, as the case may be, and the rate of return on the notes will depend on the actual Final VWAP Level and the Accrued Tracking Fee and, in the case of early repurchase, the Repurchase Fee Amount, and whether any Coupon Amount was paid during the term of the notes, any Stub Reference Distribution Amount is payable at maturity or upon early repurchase or any Adjusted Coupon Amount is payable upon early repurchase. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the term of the notes is only 15 quarters, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date or the relevant Repurchase Date, as applicable, may be very different from the information reflected in the tables above.

MMS-14

Example 2

Assumptions:

Tracking Fee Percentage	0.2125% per quarter (equivalent to 0.85% per annum)
Repurchase Fee	0.125%
Repurchase Fee Amount	0.125% × the applicable Cash Settlement Amount
Principal	$19
Initial VWAP Level:	190.00

Quarter End	VWAP Level	Daily Note Value	Quarterly Tracking Fee for the Applicable Year	Accrued Tracking Fee *	Cash Settlement Amount	Repurchase Amount (Excluding Coupon Amount)
A	B	C	D	E	F	G
		Principal × (B/Initial VWAP Level)	C × Tracking Fee Percentage	Cumulative total of D**	C-E	F - Repurchase Fee Amount
1	188.10	$18.810	$0.0400	$0.040	$18.77	$18.75
2	186.22	$18.622	$0.0396	$0.080	$18.54	$18.52
3	184.36	$18.436	$0.0392	$0.119	$18.32	$18.29
4	182.51	$18.251	$0.0388	$0.158	$18.09	$18.07
5	180.69	$18.069	$0.0384	$0.196	$17.87	$17.85
6	178.88	$17.888	$0.0380	$0.234	$17.65	$17.63
7	177.09	$17.709	$0.0376	$0.272	$17.44	$17.42
8	175.32	$17.532	$0.0373	$0.309	$17.22	$17.20
9	173.57	$17.357	$0.0369	$0.346	$17.01	$16.99
10	171.83	$17.183	$0.0365	$0.382	$16.80	$16.78
11	170.11	$17.011	$0.0361	$0.418	$16.59	$16.57
12	168.41	$16.841	$0.0358	$0.454	$16.39	$16.37
13	166.73	$16.673	$0.0354	$0.490	$16.18	$16.16
14	165.06	$16.506	$0.0351	$0.525	$15.98	$15.96
15	163.41	$16.341	$0.0347	$0.559	$15.78	$15.76

* Assuming that the total number of calendar days in each quarter is 90.

** Because the Reference Distribution Amount for each quarter is zero, for each quarter the Tracking Fee Shortfall is increased by the Quarterly Tracking Fee for that quarter, and the Accrued Tracking Fee for each quarter is the sum of the Quarterly Tracking Fee for that quarter plus the Tracking Fee Shortfall as of the previous quarter (i.e., the sum of the Quarterly Tracking Fees for all previous quarters).

Cumulative VWAP Return	-13.99%
Quarterly VWAP Return	-1.00%
Quarterly Return on ETN	-1.23%

You may receive Coupon Amounts during the term of the notes, a Stub Reference Distribution Amount at maturity or upon early repurchase, or an Adjusted Coupon Amount upon early repurchase. The hypothetical returns displayed above do not reflect any Coupon Amounts you may be entitled to receive during the term of the notes, any Stub Reference Distribution Amount you may be entitled to receive at maturity or upon early repurchase, or any Adjusted Coupon Amount you may be entitled to receive upon early repurchase. If any Coupon Amounts were paid during the term of the notes, any Stub Reference Distribution Amount was paid upon maturity or upon early repurchase, or any Adjusted Coupon Amount were payable upon early repurchase, the hypothetical Cash Settlement Amounts or Repurchase Amounts displayed above would have been higher (as a portion of the Accrued Tracking Fee would have been deducted in calculating the Coupon Amounts or Adjusted Coupon Amount and/or the Cash Settlement Amounts or Repurchase Amounts would have been increased by the Stub Reference Distribution Amount).

We cannot predict the actual VWAP Level on any Index Business Day or the market value of your notes, nor can we predict the relationship between the VWAP Level and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase, as the case may be, and the rate of return on the notes will depend on the actual Final VWAP Level and the Accrued Tracking Fee and, in the case of early repurchase, the Repurchase Fee Amount, and whether any Coupon Amount was paid during the term of the notes, any Stub Reference Distribution Amount is payable at maturity or upon early repurchase or any Adjusted Coupon Amount is payable upon early repurchase. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the term of the notes is only 15 quarters, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date or the relevant Repurchase Date, as applicable, may be very different from the information reflected in the tables above.

MMS-15

Example 3

Assumptions:

Tracking Fee Percentage	0.2125% per quarter (equivalent to 0.85% per annum)
Repurchase Fee	0.125%
Repurchase Fee Amount	0.125% × the applicable Cash Settlement Amount
Principal	$19
Initial VWAP Level:	190.00

Quarter End	VWAP Level	Daily Note Value	Quarterly Tracking Fee for the Applicable Quarter	Accrued Tracking Fee*	Cash Settlement Amount	Repurchase Amount
A	B	C	D	E	F	G
		Principal × (B/Initial VWAP Level)	C × Tracking Fee Percentage	Cumulative total of D**	C - E	F - Repurchase Fee Amount
1	191.90	$19.190	$0.0408	$0.041	$19.15	$19.13
2	193.82	$19.382	$0.0412	$0.082	$19.30	$19.28
3	195.76	$19.576	$0.0416	$0.124	$19.45	$19.43
4	197.71	$19.771	$0.0420	$0.166	$19.61	$19.58
5	199.69	$19.969	$0.0424	$0.208	$19.76	$19.74
6	201.69	$20.169	$0.0429	$0.251	$19.92	$19.89
7	203.71	$20.371	$0.0433	$0.294	$20.08	$20.05
8	205.74	$20.574	$0.0437	$0.338	$20.24	$20.21
9	203.69	$20.369	$0.0433	$0.381	$19.99	$19.96
10	201.65	$20.165	$0.0429	$0.424	$19.74	$19.72
11	199.63	$19.963	$0.0424	$0.466	$19.50	$19.47
12	197.64	$19.764	$0.0420	$0.508	$19.26	$19.23
13	195.66	$19.566	$0.0416	$0.550	$19.02	$18.99
14	193.70	$19.370	$0.0412	$0.591	$18.78	$18.76
15	191.77	$19.177	$0.0408	$0.632	$18.54	$18.52

* Assuming that the total number of calendar days in each quarter is 90.

** Because the Reference Distribution Amount for each quarter is zero, for each quarter the Tracking Fee Shortfall is increased by the Quarterly Tracking Fee for that quarter, and the Accrued Tracking Fee for each quarter is the sum of the Quarterly Tracking Fee for that quarter plus the Tracking Fee Shortfall as of the previous quarter (i.e., the sum of the Quarterly Tracking Fees for all previous quarters).

Cumulative VWAP Return	0.93%
Quarterly VWAP Return	0.062%
Quarterly Return on ETN	-0.16%

You may receive Coupon Amounts during the term of the notes, a Stub Reference Distribution Amount at maturity or upon early repurchase, or an Adjusted Coupon Amount upon early repurchase. The hypothetical returns displayed above do not reflect any Coupon Amounts you may be entitled to receive during the term of the notes, any Stub Reference Distribution Amount you may be entitled to receive at maturity or upon early repurchase, or any Adjusted Coupon Amount you may be entitled to receive upon early repurchase. If any Coupon Amounts were paid during the term of the notes, any Stub Reference Distribution Amount was paid upon maturity or upon early repurchase, or any Adjusted Coupon Amount were payable upon early repurchase, the hypothetical Cash Settlement Amounts or Repurchase Amounts displayed above would have been higher (as a portion of the Accrued Tracking Fee would have been deducted in calculating the Coupon Amounts or Adjusted Coupon Amount and/or the Cash Settlement Amounts or Repurchase Amounts would have been increased by the Stub Reference Distribution Amount).

We cannot predict the actual VWAP Level on any Index Business Day or the market value of your notes, nor can we predict the relationship between the VWAP Level and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase, as the case may be, and the rate of return on the notes will depend on the actual Final VWAP Level and the Accrued Tracking Fee and, in the case of early repurchase, the Repurchase Fee Amount, and whether any Coupon Amount was paid during the term of the notes, any Stub Reference Distribution Amount is payable at maturity or upon early repurchase or any Adjusted Coupon Amount is payable upon early repurchase. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the term of the notes is only 15 quarters, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date or the relevant Repurchase Date, as applicable, may be very different from the information reflected in the tables above.

MMS-16

Example 4

Assumptions:

Tracking Fee Percentage	0.2125% per quarter (equivalent to 0.85% per annum)
Repurchase Fee	0.125%
Repurchase Fee Amount	0.125% × the applicable Cash Settlement Amount
Principal	$19
Initial VWAP Level:	190.00

Quarter End	VWAP Level	Daily Note Value	Quarterly Tracking Fee for the Applicable Quarter	Accrued Tracking Fee*	Cash Settlement Amount	Repurchase Amount
A	B	C	D	E	F	G
		Principal × (B/Initial VWAP Level)	C × Tracking Fee Percentage	Cumulative total of D**	C - E	F - Repurchase Fee Amount
1	188.10	$18.810	$0.0400	$0.040	$18.77	$18.75
2	186.22	$18.622	$0.0396	$0.080	$18.54	$18.52
3	184.36	$18.436	$0.0392	$0.119	$18.32	$18.29
4	182.51	$18.251	$0.0388	$0.158	$18.09	$18.07
5	180.69	$18.069	$0.0384	$0.196	$17.87	$17.85
6	178.88	$17.888	$0.0380	$0.234	$17.65	$17.63
7	177.09	$17.709	$0.0376	$0.272	$17.44	$17.42
8	175.32	$17.532	$0.0373	$0.309	$17.22	$17.20
9	177.07	$17.707	$0.0376	$0.346	$17.36	$17.34
10	178.85	$17.885	$0.0380	$0.384	$17.50	$17.48
11	180.63	$18.063	$0.0384	$0.423	$17.64	$17.62
12	182.44	$18.244	$0.0388	$0.462	$17.78	$17.76
13	184.26	$18.426	$0.0392	$0.501	$17.93	$17.90
14	186.11	$18.611	$0.0395	$0.540	$18.07	$18.05
15	187.97	$18.797	$0.0399	$0.580	$18.22	$18.19

* Assuming that the total number of calendar days in each quarter is 90.

** Because the Reference Distribution Amount for each quarter is zero, for each quarter the Tracking Fee Shortfall is increased by the Quarterly Tracking Fee for that quarter, and the Accrued Tracking Fee for each quarter is the sum of the Quarterly Tracking Fee for that quarter plus the Tracking Fee Shortfall as of the previous quarter (i.e., the sum of the Quarterly Tracking Fees for all previous quarters).

Cumulative VWAP Return	-1.07%
Quarterly VWAP Return	-0.072%
Quarterly Return on ETN	-0.28%

You may receive Coupon Amounts during the term of the notes, a Stub Reference Distribution Amount at maturity or upon early repurchase, or an Adjusted Coupon Amount upon early repurchase. The hypothetical returns displayed above do not reflect any Coupon Amounts you may be entitled to receive during the term of the notes, any Stub Reference Distribution Amount you may be entitled to receive at maturity or upon early repurchase, or any Adjusted Coupon Amount you may be entitled to receive upon early repurchase. If any Coupon Amounts were paid during the term of the notes, any Stub Reference Distribution Amount was paid upon maturity or upon early repurchase, or any Adjusted Coupon Amount were payable upon early repurchase, the hypothetical Cash Settlement Amounts or Repurchase Amounts displayed above would have been higher (as a portion of the Accrued Tracking Fee would have been deducted in calculating the Coupon Amounts or Adjusted Coupon Amount and/or the Cash Settlement Amounts or Repurchase Amounts would have been increased by the Stub Reference Distribution Amount).

We cannot predict the actual VWAP Level on any Index Business Day or the market value of your notes, nor can we predict the relationship between the VWAP Level and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase, as the case may be, and the rate of return on the notes will depend on the actual Final VWAP Level and the Accrued Tracking Fee and, in the case of early repurchase, the Repurchase Fee Amount, and whether any Coupon Amount was paid during the term of the notes, any Stub Reference Distribution Amount is payable at maturity or upon early repurchase or any Adjusted Coupon Amount is payable upon early repurchase. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the term of the notes is only 15 quarters, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date or the relevant Repurchase Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the VWAP Level on any Index Business Day, the Final VWAP Level, or what the value of your notes may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations

MMS-17

experienced by the holders of the notes. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the notes.

Key Coupon Payment Terms

Coupon Payment Date:	The 15th Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date.
Coupon Record Date:	The 9th Index Business Day following each Coupon Valuation Date.
Coupon Ex-Date:	With respect to a Coupon Amount, the first Exchange Business Day on which the notes trade without the right to receive such Coupon Amount. Under current NYSE Arca practice, the Coupon Ex-Date will generally be the second Exchange Business Day prior to the applicable Coupon Record Date.
Coupon Valuation Date:	The 15th of February, May, August and November of each calendar year during the term of the notes or if such date is not an Index Business Day, then the first Index Business Day following such date, beginning on May 15, 2009, provided that the final Coupon Valuation Date will be the Calculation Date.
Reference Distribution Amount:

•   As of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Issue Date to and including the first Coupon Valuation Date; and

•   as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

Notwithstanding the foregoing, with respect to cash distributions for an Index Component which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Component fails to pay the distribution to holders of such Index Component by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

Reference Holder:

As of any date of determination, a hypothetical holder of a number of shares of each Index Component equal to:

•   the published share weighting of that Index Component as of that date, divided by

•   the product of:

o   the Index Divisor as of that date, and

o   ten.

Accrued Tracking Fee:

•   With respect to the first Coupon Valuation Date, an amount equal to the product of:

o   the Quarterly Tracking Fee as of the first Coupon Valuation Date and

o   a fraction, the numerator of which is the total number of calendar days from and excluding the Initial Issue Date to and including the first Coupon Valuation Date, and the denominator of which is 90;

•   with respect to any Coupon Valuation Date other than the first and last Coupon Valuation Dates, an amount equal to:

o   the Quarterly Tracking Fee as of such Coupon Valuation Date plus

o   the Tracking Fee Shortfall, if any, as of the immediately preceding Coupon Valuation Date;

•   with respect to the last Coupon Valuation Date, an amount equal to:

o   the product of (a) the Quarterly Tracking Fee as of such Coupon Valuation Date and (b) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 90, plus

o   the Tracking Fee Shortfall, if any, as of the immediately preceding Coupon Valuation Date;

•   the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period is an amount equal to:

o   the product of (a) the Quarterly Tracking Fee calculated as of the last Index Business Day in the Final Measurement Period and (b) a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement

MMS-18

Period, and the denominator of which is 90, plus

o   the Tracking Fee Shortfall, if any, as of the last Coupon Valuation Date;

•   the Accrued Tracking Fee as of the last Index Business Day in a Repurchase Measurement Period is an amount equal to:

o   the product of (a) the Quarterly Tracking Fee calculated as of the last Index Business Day in such Repurchase Measurement Period, and (b) a fraction, the numerator of which is the total number of calendar days from and excluding the Repurchase Valuation Date to and including the last Index Business Day in such Repurchase Measurement Period, and the denominator of which is 90, plus

o   the Adjusted Tracking Fee Shortfall, if any.

Key Weekly Repurchase Terms

Repurchase Amount:

Subject to your compliance with the procedures described under “Description of Notes — Weekly Early Repurchase at the Option of the Holders” in the accompanying product supplement no. 6a-I, upon early repurchase, you will receive per note a cash payment on the relevant Repurchase Date equal to:

•   the product of:

o   the Principal Amount; and

o   the Index Ratio as of the last Index Business Day in the Repurchase Measurement Period plus

•   the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Repurchase Valuation Date if on the last Index Business Day in the Repurchase Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

•   the Adjusted Coupon Amount, if any, minus

•   the Accrued Tracking Fee as of the last Index Business Day in the Repurchase Measurement Period, plus

•   the Stub Reference Distribution Amount as of the last Index Business Day in the Repurchase Measurement Period, if any, minus

•   the Repurchase Fee Amount.

We refer to this cash payment as the “Repurchase Amount.” If the amount calculated above is less than zero, the payment upon early repurchase will be zero.

You may lose some or all of your investment upon early repurchase. Because the Accrued Tracking Fee (including any Adjusted Tracking Fee Shortfall) and the Repurchase Fee Amount reduce your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal amount represented by the Repurchase Fee Amount and the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount of your notes. If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset such a negative effect or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment upon early repurchase.

Early Repurchase Mechanics:	In order to request that we repurchase your notes on any Business Day during the term of the notes, you must deliver a Repurchase Notice to us via email at ETN_Repurchase@jpmorgan.com by no later than 11:00 a.m., New York City time, on the Business Day immediately preceding the applicable Repurchase Valuation Date and follow the procedures described under “Description of Notes — Weekly Early Repurchase at the Option of the Holders” in the accompanying product supplement no. 6a-I. If you fail to comply with these procedures, your notice will be deemed ineffective.
Repurchase Valuation Date††:	The last Index Business Day of each week, generally Friday. This day is also the first Index Business Day following the date that a Repurchase Notice and Repurchase Confirmation, each as described under “Description of Notes — Weekly Early Repurchase at the Option of the Holders — Repurchase Requirements” in the accompanying product supplement no. 6a-I, are delivered. Any applicable Repurchase Valuation Date is subject to adjustments as described under “General Terms of Notes — Market Disruption Events” in the accompanying product supplement no. 6a-I.
Repurchase Date††:	The third Business Day following the last Index Business Day in any applicable Repurchase Measurement Period.
Repurchase Measurement Period††:	The five Index Business Days from and including any applicable Repurchase Valuation Date, subject to adjustments.
Repurchase Fee:	0.125%

MMS-19

Repurchase Fee Amount:

As of any applicable Repurchase Date, an amount per note in cash equal to the product of:

•   the Repurchase Fee; and

•   the applicable Cash Settlement Amount (excluding the final Coupon Amount and using the Index Ratio, Accrued Tracking Fee and Stub Reference Distribution Amount as of the last Index Business Day in the Repurchase Measurement Period in lieu of the Final Measurement Period).

Adjusted Coupon Amount:

With respect to any applicable Repurchase Valuation Date, a coupon payment, if any, in an amount in cash equal to the difference between:

•   the Adjusted Reference Distribution Amount, calculated as of the applicable Repurchase Valuation Date; and

•   the Adjusted Tracking Fee, calculated as of such Repurchase Valuation Date.

Adjusted Reference Distribution Amount:	As of any applicable Repurchase Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component, for cash distributions with the applicable “ex-dividend date” occurring during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Repurchase Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including the applicable Repurchase Valuation Date.
Adjusted Tracking Fee:

As of any applicable Repurchase Valuation Date, an amount equal to:

•   the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus

•   the product of:

o   the Quarterly Tracking Fee as of such Repurchase Valuation Date; and

o   a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date (or if the Repurchase Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including such Repurchase Valuation Date, and the denominator of which is 90.

Adjusted Tracking Fee Shortfall:	To the extent that the Adjusted Reference Distribution Amount, calculated on any applicable Repurchase Valuation Date, is less than the Adjusted Tracking Fee, calculated on the applicable Repurchase Valuation Date, the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount.
Repurchase Notice:	The form of repurchase notice attached hereto as Annex A.
Repurchase Confirmation:	The form of repurchase confirmation attached hereto as Annex B.
Stub Reference Distribution Amount:	As of the last Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the "record date" with respect to any Index Component, for those cash distributions whose "ex-dividend date” occurs during the period from and excluding the first Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, to and including the last Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold 4/5ths, 3/5ths, 2/5ths and 1/5th of the shares of each Index Component it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Final Measurement Period or Repurchase Measurement Period, as applicable.

†† Subject to postponement in the event of a Market Disruption Event as described under “General Terms of Notes — Market Disruption Events” in the accompanying product supplement no. 6a-I

MMS-20

Historical Information

The following graph sets forth the historical performance of the notes based on the daily closing prices of the notes from January 4, 2010 through December 16, 2015. The closing price of the notes on December 16, 2015 was $26.02. We obtained the closing prices above and below from Bloomberg, without independent verification. The historical prices of the notes should not be taken as an indication of future performance, and no assurance can be given as to the price, if any, at which you will be able to sell your notes.

The graph below sets forth the historical performance of the VWAP Level based on the daily VWAP Levels from January 4, 2010 through December 16, 2015 obtained from Bloomberg, without independent verification. The VWAP Level on December 16, 2015 was 258.71. We obtained the historical VWAP Levels above and below from Bloomberg, without independent verification. The historical VWAP Levels should not be taken as an indication of future performance, and no assurance can be given as to the VWAP Level on any Index Business Day. We cannot give you assurance that the performance of the VWAP Level will result in the return of any of your initial investment. Payments on the notes are determined by reference to the VWAP Level, and not to the closing level of the Index.

Supplemental Plan of Distribution

$2,455,722,690 aggregate principal amount of notes were issued on or prior to June 19, 2012. We initially sold a portion of the notes on April 1, 2009 through JPMS, acting as our agent, at 100% of the principal amount of each note. The remainder of the notes were sold subsequently from time to time through JPMS, acting as our agent, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Direct and indirect subsidiaries of ours may purchase the notes in secondary market transactions and may use this amendment to the market-making supplement, product supplement no. 6a-I and the accompanying prospectus supplement and prospectus supplement in connection with resales of some or all of the purchased notes in the secondary market.

All notes that have been authorized for issuance have already been issued. As of December 16, 2015, 10,000,000 notes, with an aggregate principal amount of $190,366,100, have been retired. Accordingly, since the retirement of these notes, the aggregate number of notes issued and outstanding is 119,000,000, with an aggregate principal amount of $2,265,356,590. See “Selected Risk Considerations — The Maximum Issuance Authorization May Cause the Notes to Trade at a Premium, which May Be Reduced or Eliminated at any Time.” For additional information related to the maximum amount of notes authorized for issuance and the additional notes, please see “What Is the Maximum Amount of Notes Authorized for Issuance?” and “Reopening Issuances” in this amendment to the market-making supplement.

Subject to applicable law (including, without limitation, U.S. federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes in the open market, by private agreement or in other transactions.

MMS-21

Reopening Issuances

The maximum number of the notes authorized for issuance is 129,000,000 notes, resulting in a maximum aggregate principal amount of $2,455,722,690, and all of the notes authorized for issuance have been issued. As of December 16, 2015, 10,000,000 notes, with an aggregate principal amount of $190,366,100, have been retired. Accordingly, since the retirement of these notes, the maximum number of notes authorized for issuance is 119,000,000 notes, with an aggregate principal amount of $2,265,356,590, all of which have been issued. We do not intend to issue notes in excess of this maximum amount authorized for issuance. For more information, see “What Is the Maximum Amount of Notes Authorized for Issuance?” on MMS-4 of this amendment to the market-making supplement.

Validity of the Notes

Restated below is the opinion of Davis Polk & Wardwell LLP, as our special products counsel, delivered on June 14, 2012 relating to the notes that priced on that date:

“In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this reopening pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof [June 14, 2012] and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.”

MMS-22

ANNEX A

FORM OF REPURCHASE NOTICE

To: ETN_Repurchase@jpmorgan.com

Subject: Alerian MLP Index ETN

The undersigned hereby irrevocably elects to exercise the right to have you repurchase certain notes described in product supplement no. 6a-I, dated November 18, 2014.

CUSIP No.: 46625H365

Name of holder:

Number of notes to be repurchased: [at least 50,000]

Relevant Repurchase Valuation Date: _________, 20_*

Contact Name:

Telephone #:

Fax #:

Email:

Acknowledgement: I acknowledge that the notes specified above will not be repurchased unless all of the requirements specified in the product supplement relating to the notes are satisfied. I also acknowledge that I have read the section “Selected Risk Considerations — You will not know the Repurchase Amount at the time you elect to request that we repurchase your notes” in the relevant market-making supplement, and I understand that I will be exposed to market risk on the Repurchase Valuation Date and through the four Index Business Days subsequent to the Repurchase Valuation Date.

Questions regarding the repurchase requirements of your notes should be directed to ETN_Repurchase@jpmorgan.com.

*Subject to adjustment as described in the product supplement no. 6a-I.

A-1

Annex B

FORM OF REPURCHASE CONFIRMATION

Dated:
JPMorgan Chase & Co.

J.P. Morgan Securities LLC, as Note Calculation Agent

Fax: 917-456-3471

Dear Sirs:

The undersigned holder of JPMorgan Chase & Co.’s $_____________ Medium-Term Notes, Series E, Alerian MLP Index ETN, CUSIP No. 46625H365, subject to repurchase for a cash amount based on the VWAP Level of the Index (the “notes”) hereby irrevocably elects to exercise, on the Repurchase Date of  _______________, 20__* with respect to the number of the notes indicated below, as of the date hereof, the right to have you repurchase the notes as described in the product supplement no. 6a-I relating to the notes (the “Supplement”). Terms not defined herein have the meanings given to such terms in the Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the notes (specified below) to book a delivery versus payment trade on the relevant Repurchase Valuation Date with respect to the number of notes specified below at a price per note equal to the applicable Repurchase Amount, facing DTC 352 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 am. New York City time, on the Repurchase Date.

* Subject to adjustment as described in the Supplement.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
Email:

Number of Notes surrendered for Repurchase: [at least 50,000]

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

[Note to Holder: You must request that we repurchase at least 50,000 notes at one time in order to exercise your right to have us repurchase your notes on any Repurchase Date.]

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